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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Key Components, LLC and Key Components Finance Corp. of our report dated February 20, 1998 relating to the financial statements of Key Components, Inc., of our report dated February 20, 1998 relating to the financial statements of Hudson Lock, Inc. and of our report dated January 16, 1998 relating to the financial statements of ESP Lock Products, Inc., which appear in such Prospectus. We also consent to the references to us under the heading "Experts" in such Prospectus.

/s/ PricewaterhouseCoopers LLP

Syracuse, New York
July 6, 1998